HEADLINE: DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER AND SIX MONTHS 1996 RESULTS

DATELINE: KANSAS CITY, MO. July 18


BODY:
    DST Systems, Inc. (NYSE: DST) announces financial results for the second quarter and six months ended June 30, 1996.

    Quarter ended June 30, 1996
    For the quarter ended June 30, 1996, DST consolidated net income was $12.3 million or $.25 per share, compared to $5.7 million for the same quarter in 1995, an increase of 116%.

    Revenues for the quarter ended June 30, 1996 totaled $143.2 million, an increase of 22% over the prior year quarter. U.S. revenues were $121.7 million for the quarter, an increase of 17% over comparable 1995 revenues. U.S. revenues reflected growth in U.S. mutual fund shareowner accounts serviced to 39.0 million at June 30, 1996, an increase of 700 thousand accounts from March 31, 1996 and 2.5 million accounts from December 31, 1995. Output Technologies domestic pages printed for the quarter increased 51% over second quarter 1995 volumes to 310 million pages. AWD domestic workstations licensed increased 22% from June 30, 1995 to 10,200 workstations at June 30, 1996.

    International revenues totaled $21.5 million for the quarter, an increase of 57% over comparable prior year revenues. DST International reported higher revenues for the quarter. Xebec Imaging Services, Ltd., a Canadian output services provider acquired in January 1996, recorded $3.5 million of revenues in the second quarter. AWD workstations licensed outside the U.S. at June 30, 1996 were 3,800, an increase of approximately 270% from June 30, 1995. International results, including equity in earnings of unconsolidated affiliates, were a loss of $2.0 million for the quarter primarily because of costs of software development at DST's United Kingdom transfer agent joint venture. While encouraged by international revenue growth, Management had expected that
DST's international business would break even in 1996.   That  now
appears unlikely because of the software development costs at the joint venture.

    Consolidated income from operations increased 100% over the prior year quarter to $17.5 million as a result of increased revenues, improved margins and the absence in 1996 of certain 1995 non-recurring costs.

    DST recorded equity in earnings of unconsolidated affiliates of $3.1 million for the quarter ended June 30, 1996, a decline of 28% from the $4.4 million recorded in the second quarter 1995. Higher operating earnings were recorded at The Continuum Company, Inc. (Continuum).
These were offset by lower earnings from Argus Health Systems, Inc. as a result of increased development costs for a new claims processing system and a level volume of claims processed as compared to the same period in 1995.

    Also, increased costs were incurred in DST's jointly owned international transfer agent operations resulting from higher business development costs and an acceleration of the delivery timetable for the FAST2000 Unit Trust product. 1995 second quarter results also included $500 thousand of equity in earnings of the Midland joint ventures which were sold in the third quarter of 1995.

    Interest expense totaled $1.7 million for the quarter ended June 30, 1996, a decrease of $4.4 million or 72% compared to the prior year quarter, primarily as a result of the elimination of interest on debt which was retired with the proceeds of DST's 1995 fourth quarter public offering.

    Six Months ended June 30, 1996
    For the six months ended June 30, 1996, net income was $16.8 million, or $.34 per share. Excluding the effect of a non-recurring Continuum charge (discussed below) in the first quarter 1996, net income for the six months ended June 30, 1996 was $26.2 million, or $.52 per share, as compared to $14.3 million for the six months ended June 30,1995 (excluding an $8.6 million gain on the sale of Investors Fiduciary Trust Company in the first quarter of 1995.)
    Revenues for the six months ended June 30, 1996 increased 25% to $287.5 million, as a result of increases in processing volumes and increased international revenue. Operating income increased 69% to $36.6 million over the comparable 1995 period. DST recorded a loss of $4.5 million in equity in earnings of unconsolidated affiliates primarily reflecting its share of a non-recurring charge by Continuum related to Continuum's March 1996 acquisition of Hogan Systems, Inc.. Year-to-date interest expense declined $7.0 million to $3.7 million, reflecting the effect of the retirement of debt with the proceeds of DST's public offering.

    Continuum/Computer Sciences Merger
    The merger of Continuum and Computer Sciences Corporation (CSC) is expected to be completed in the third quarter 1996. Upon completion, DST will own approximately 4.4 million shares (approximately 6%) of CSC, will cease to record equity in the earnings of Continuum, and DST will record a one time gain (net of deferred income taxes) of approximately $130 million, based on CSC's closing New York Stock Exchange price of $67.625 on July 17, 1996.

    Stock Repurchases
    The Board of Directors has authorized the repurchase of up to
1.2 million shares of DST common stock during the period ending in April, 1998. Such purchases may be made in private or market transactions and the shares purchased will be available to provide to employees under DST's stock award program and to provide to option holders who execute options. DST will purchase such shares in compliance with applicable Securities and Exchange Commission rules.


                           DST SYSTEMS, INC.

               CONDENSED CONSOLIDATED STATEMENT OF INCOME
                (In millions, except per share amounts)
                              (Unaudited)

                              For the Three Months    For the Six Months
                                 Ended June 30,         Ended June 30,
                                  1995      1996        1995      1996

    Revenues                    $117.7    $143.2      $229.9    $287.5
    Costs and expenses            92.3     106.5       177.4     213.0
    Depreciation and amortization 16.7      19.2        30.8      37.9
    Income from operations         8.7      17.5        21.7      36.6
    Interest expense              (6.1)     (1.7)      (10.7)     (3.7)
    Other income, net              1.1       1.0         1.6       1.9
    Gain on sale of
      equity investment                                 43.6
    Equity in earnings (losses) of
      unconsolidated affiliates    4.4       3.1         7.8      (4.5)
    Income before income taxes and
      minority interests           8.1      19.9        64.0      30.3
    Income taxes                   2.5       7.5        41.2      13.5
    Income before minority
      interests                    5.6       12.4        22.8     16.8
    Minority interests            (0.1)       0.1        (0.1)     0.0
    Net income                    $5.7      $12.3       $22.9    $16.8
    Average common shares
      outstanding                            50.0                 50.0
    Earnings per shares                     $0.25                $0.34



      CONTACT: Thomas A. McDonnell, President and Chief Executive Officer, 816-435-8684, or Kenneth V. Hager, Vice President and Chief Financial Officer, 816-435-8603